FOR IMMEDIATE RELEASE	CONTACT:	Andrew Zaref
June 25, 2009		CFO
IR@atrinsic.com
212-716-1977

New Motion Changes Corporate Name to Atrinsic

Name Change more accurately reflects the Company’s long term focus on a wide array of digital media products and online marketing services

NEW YORK— (June 25, 2009) – New Motion, Inc. (NASDAQ: NWMO), a leading digital advertising and entertainment network, announced today that it changed it’s name to Atrinsic, Inc following a shareholder vote.  In addition, upon the commencement of trading on June 26, 2009, the Company’s stock ticker symbol will change from NWMO to ATRN.

"The Atrinsic brand has evolved into one the most integrated media companies who drives growing audiences from our content network and third party distribution channels to acquire high value customers for advertisers and our own products ," said Burton Katz, CEO of Atrinsic.  “We are pleased to have a name and ticker symbol change which reflects the evolution of our business."

The Company will immediately launch a market focused branding initiative.

About Atrinsic

Atrinsic, is one of the leading digital advertising and marketing services company in the United States. Atrinsic is organized as a single segment with two principal offerings: (1) Transactional  services - offering full service online marketing and distribution services which are targeted and measurable online campaigns and programs for marketing partners, corporate advertisers, or their agencies, generating qualified customer leads, online responses and activities, or increased brand recognition, and (2) Subscription  services - offering our portfolio of subscription  based content applications direct to users working with wireless carriers and other distributors.

Atrinsic brings together the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies, creating a fully integrated multi platform vehicle for the advanced generation of qualified leads monetized by the sale and distribution of subscription content, brand-based distribution and pay-for-performance advertising. Atrinsic’s content is organized into four strategic content groups - digital music, casual games, interactive contests, and communities/lifestyles. The Atrinsic brands include GatorArcade, a premium online and mobile gaming site, Ringtone.com, a mobile music download service, and iMatchUp, one of the first integrated web-mobile dating services. Feature-rich Network advertising services include a mobile ad network, extensive search capabilities, email marketing, one of the largest and growing publisher networks, and proprietary subscription  content. Services are provided on a variety of pricing models including cost per action, fixed fee, or commission based arrangements.

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